EXHIBIT 4.7
WEST BANCORPORATION, INC.

2021 EQUITY INCENTIVE PLAN

CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT

The Participant specified below is hereby granted a restricted stock unit award (the “Award”) by WEST BANCORPORATION, INC., an Iowa corporation (the “Company”), under the WEST BANCORPORATION, INC. 2021 EQUITY INCENTIVE PLAN (the “Plan”). The Award shall be subject to the terms of the Plan and the terms set forth in this Restricted Stock Unit Award Agreement (“Award Agreement”).

Section 1.    Award. The Company hereby grants to the Participant the Award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of the Participant to receive a cash payment in an amount equal in value to one Share in the future once the Restricted Period ends, subject to the terms of this Award Agreement and the Plan.

Section 2.    Terms of Restricted Stock Unit Award. The following words and phrases relating to the Award shall have the following meanings:

(a)    The “Participant” is ______________________________.

(b)    The “Grant Date” is ______________________________.

(c)    The number of “RSUs” is __________________________.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.

Section 3.    Restricted Period.

(a)    The “Restricted Period” for each installment of RSUs set forth in the table immediately below (each, an “Installment”) shall begin on the Grant Date and end as described in the schedule set forth in the table immediately below; provided that the Participant’s Termination of Service has not occurred prior thereto:

INSTALLMENT	RESTRICTED PERIOD WILL END ON
[__]% of RSUs	[Date/Event/Other Condition]
[__]% of RSUs	[Date/Event/Other Condition]
[__]% of RSUs	[Date/Event/Other Condition]

(b)    The Installments shall vest in whole increments only.

(c)    Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for all the RSUs shall cease immediately and such RSUs shall become fully vested immediately upon the Participant’s Termination of Service due to the Participant’s Disability or death.

(d)    Upon a Change in Control, the Award shall be treated in accordance with Section 4.1 of the Plan.

(e)    Except as set forth in Section 3(c) and Section 3(d) above, if the Participant’s Termination of Service occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all right, title and interest in and to any Installment(s) still subject to a Restricted Period as of such Termination of Service; provided, however, that if the Participant’s Termination of Service occurs due to the Participant’s Retirement, any unvested RSUs held by the Participant as of such Retirement shall continue to vest in accordance with Section 3(a) above, provided that:

(i)    The Participant executes a general waiver and release of claims against the Company and its Subsidiaries in a form reasonably acceptable to the Company within 30 days following the Participant’s Retirement and the Participant does not revoke such waiver and release of claims; and

(ii)    The Participant does not Compete, in which case the Participant shall forfeit all rights, title and interest in and to any Installment(s) still subject to a Restricted Period. For purposes of this Award Agreement, “Compete” means, directly or indirectly, in any capacity, to conduct business on behalf of or become employed by or associated with as a consultant, director, advisor or otherwise, or to own, manage or operate, any business in competition with the Company or a Subsidiary in any market in which the Company or a Subsidiary actively conducts business as of the Participant's Termination of Service; provided, however, that nothing in this definition shall be deemed to prohibit the acquisition or holding of not more than 2% of the shares or other securities of a publicly-traded entity.

Section 4.    Settlement of RSUs. Delivery of amounts under this Award Agreement and the Plan shall be subject to the following:

(a)    Delivery of Cash Payment. The Company shall deliver to the Participant a cash payment equal in value to one Share in settlement of each of the vested and unrestricted RSUs within 30 days following the end of the respective Restricted Period or the date on which the Award otherwise vests under the Plan.

(b)    Compliance with Applicable Laws. Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any cash payment or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

Section 5.    Restrictive Covenants.

(a)    Confidentiality. The Participant acknowledges that, during the course of the Participant’s service with the Company, the Participant may produce and have access to confidential and proprietary, non-public information concerning the Company and its Subsidiaries, including plans, designs, formulae, processes, specifications and technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (“Confidential Information”). The Participant hereby agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after the Participant’s service with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or otherwise as reasonably necessary or appropriate in connection with the performance by the Participant of the Participant’s duties to the Company. The Participant shall abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Subsidiaries. In this regard, the Participant shall not directly or indirectly render services to any person or entity where the Participant’s service would inevitably involve the use or disclosure of Confidential Information.

(b)    Nonsolicitation. The Participant shall not, during the Participant’s service with the Company or during the 12-month period following the termination of such service for any reason, directly or indirectly do any of the following (all of which, together with the restrictions set forth in Section 5(a) above, are collectively referred to in this Award Agreement as the “Restrictive Covenant”):

(i)    (A) Induce or attempt to induce any officer or employee (where such employee reported to the Participant) of the Company or a Subsidiary to leave the employ of the Company or a Subsidiary; (B) in any way interfere with the relationship between the Company or a Subsidiary and any officer or employee (where such employee reported to the Participant) of the Company or a Subsidiary or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or a Subsidiary to cease doing business with the Company or a Subsidiary or in any way interfere with the relationship between the Company or a Subsidiary and their respective customers, suppliers, licensees or business relations; or

(ii)    Solicit the business, or accept the business, of any person or entity known to the Participant to be a customer of the Company or a Subsidiary, where the Participant, or any person reporting to the Participant, had personal contact with, or accessed confidential information regarding, such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or a Subsidiary.

(c)    Remedies. The Participant acknowledges that the Restrictive Covenant is reasonable with respect to its duration and scope. The Participant further acknowledges that the Restrictive Covenant is reasonable and necessary for the protection of the legitimate business interests of the Company, that it creates no undue hardships, that any violation of the Restrictive Covenant would cause substantial injury to the Company and such interests, and that the Restrictive Covenant was a material inducement to the Company to enter into this Award Agreement. In the event of any violation or threatened violation of the Restrictive Covenant, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Award Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Participant and all persons directly or indirectly acting for or with the Participant. The various covenants and provisions of this Section 5 are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Section 5 is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

Section 6.    Withholding. All cash payments pursuant to the Award shall be subject to withholding of all applicable taxes, as may be required by law.

Section 7.    Non-Transferability of Award. The Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, or the levy of any attachment or similar process upon the Award, shall be null and void and without effect.

Section 8.    No Rights as Shareholder. The Participant shall not have any rights of a Shareholder with respect to the RSUs, including but not limited to, voting or dividend rights.

Section 9.    Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

Section 10.    Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.

Section 11.    Plan Governs. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Corporate Secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.

Section 12.    Not an Employment Contract. Neither the Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 13.    Amendment. Without limitation of Section 16 and Section 17 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 14.    Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 15.    Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 16.    Section 409A Amendment. The Award is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

Section 17.    Clawback. The Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Plan and this Award Agreement, all as of the Grant Date.

                            WEST BANCORPORATION, INC.
                            By: _________________________________________
                            Print Name: __________________________________
                            Title: _______________________________________
                            PARTICIPANT
                            _________________________________________________
                            Print Name: __________________________________